EXHIBIT 99.1
T-Mobile Reports Record Financials and Strong Customer Growth in FY 2018, Guidance Sets the Stage for a Strong 2019
Record High Revenues, Accelerating Customer Net Additions and Record Low Postpaid Phone Churn Close out 2018; Strong Outlook for 2019 Shows Continued Momentum for the Un-carrier

Record Financial Performance in FY 2018 (all percentages year-over-year)

•	Record Service revenues of $8.2 billion, up 6% in Q4 2018 — up 6% to $32.0 billion in 2018

•	Record Total revenues of $11.4 billion, up 6% in Q4 2018 — up 7% to $43.3 billion in 2018

•	Strong Net income of $640 million, down 76% in Q4 2018 — down 36% to $2.9 billion in 2018

◦	Up 21% and 22% in Q4 2018 and 2018, respectively, excluding the impact of the Tax Cuts and Jobs Act (“TCJA”) of $2.2 billion in 2017

•	Diluted earnings per share (“EPS”) of $0.75 and $3.36 in Q4 2018 and 2018, respectively

•	Record Q4 Adjusted EBITDA(1) of $3.0 billion, up 10% in Q4 2018 — up 11% to $12.4 billion in 2018

•	Strong Net cash provided by operating activities(2) of $954 million, up 10%, and $3.9 billion, up 2%, in Q4 2018 and 2018, respectively

•	Record Free Cash Flow(1)(2) of $1.2 billion, up 7% in Q4 2018 — up 30% to $3.6 billion in 2018
Accelerating Customer Growth

•	Record 2.4 million total net additions in Q4 2018 — 7.0 million in 2018

•	1.4 million branded postpaid net additions in Q4 2018, best in the industry — 4.5 million in 2018

•	1.0 million branded postpaid phone net additions in Q4 2018, best in industry — 3.1 million in 2018

•	135,000 branded prepaid net additions in Q4 2018, expect to be best in the industry — 460,000 in 2018

•	Q4 record-low branded postpaid phone churn of 0.99% in Q4 2018, down 19 bps YoY — 1.01% in 2018, down 17 bps from 2017
Building the First Real 5G Network While Improving 4G LTE

•	T-Mobile is building out standards-based 5G today, plans to have nationwide 5G coverage next year

•	Aggressive deployment of 600 MHz using 5G ready equipment, now reaching over 2,700 cities and towns on 29 devices

•	T-Mobile now covers more than 325 million people with 4G LTE

•	Fastest 4G LTE network for 20th consecutive quarter based on analysis by Ookla® of Speedtest Intelligence® data
Strong Outlook for 2019

•	Branded postpaid net customer additions of 2.6 to 3.6 million

•	Net income is not available on a forward-looking basis(3)

•	Adjusted EBITDA target, excluding the impact of the new lease standard, of $12.7 to $13.2 billion, which includes leasing revenues of $0.6 to $0.7 billion(1)

•
Cash purchases of property and equipment, excluding capitalized interest of approximately $400 million, of $5.4 to $5.7 billion and cash purchases of property and equipment, including capitalized interest, of $5.8 to $6.1 billion

•	Three-year compound annual growth rate (CAGR) from FY 2016 to FY 2019 for Net cash provided by operating activities is expected to be at 17% - 21%, up from prior guidance of 7% - 12%(2)

•	Three-year CAGR from FY 2016 to FY 2019 for Free Cash Flow maintained at 46% - 48%(1)(2)
________________________________________________________________

(1)
Adjusted EBITDA and Free Cash Flow are non-GAAP financial measures. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for these non-GAAP financial measures to the most directly comparable financial measures are provided in the Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures tables.

(2)
In Q1 2018, the adoption of the new cash flow accounting standard resulted in a reclassification of cash flows related to the deferred purchase price from securitization transactions from operating activities to investing activities. In addition, cash flows related to debt prepayment and extinguishment costs were reclassified from operating activities to financing activities. In Q1 2018, we redefined Free Cash Flow to reflect the above changes in classification and present cash flows on a consistent basis for investor transparency. The effects of this change are applied retrospectively and are provided in the Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures tables.

(3)
We are not able to forecast net income on a forward-looking basis without unreasonable efforts due to the high variability and difficulty in predicting certain items that affect GAAP net income including, but not limited to, income tax expense, stock-based compensation expense and interest expense. Adjusted EBITDA should not be used to predict net income as the difference between the two measures is variable.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

BELLEVUE, Wash. - February 7, 2019 - T-Mobile US, Inc. (NASDAQ: TMUS) reported another strong quarter with record financials and the best postpaid phone growth in the industry. In Q4, T-Mobile delivered record-high service and total revenues, strong net income, record Q4 Adjusted EBITDA, record-low Q4 postpaid phone churn, strong net cash provided by operating activities and record Free Cash Flow. These results cap off 2018 where the Company delivered strong customer growth and service revenue growth for the fifth consecutive year.

Un-carrier is all about putting customers first by solving everyday pain points. When customers join T-Mobile, they get more value for their money and the best customer service in the industry - all on the nation’s fastest 4G LTE network. The Company’s investments in new geographies, underpenetrated segments, and a completely new model for customer care continue to pay off. As a result, the Un-carrier’s customer growth accelerated year-over-year with T-Mobile again leading the industry in the fourth quarter, capturing more than 50% of industry postpaid phone growth and 56% more postpaid phone net additions than our next closest competitor. In addition, T-Mobile delivered record-low Q4 postpaid phone churn of 0.99% - the best result for a fourth quarter in T-Mobile’s history.

“This never gets old! T-Mobile finished another year with record breaking financials and our best-ever customer growth! Record revenues, strong net income, record Adjusted EBITDA, our lowest-ever Q4 postpaid phone churn that was better than AT&T for the very first time!” said John Legere, CEO of T-Mobile. “T-Mobile is competing hard and winning customers - and we continue to deliver results beyond expectations. Our 2019 guidance shows that we expect our incredible standalone momentum to continue!”

Record Financial Performance in FY 2018
T-Mobile’s record full-year financial performance in 2018 proves that taking care of customers is also good for shareholders. The Company continues to successfully translate customer growth into industry-leading service and total revenue percentage growth.

(in millions, except EPS)	Quarter			Year Ended December 31,		Q4 2018 vs. Q3 2018	Q4 2018 vs. Q4 2017	YTD 2018 vs. YTD 2017
	Q4 2018	Q3 2018	Q4 2017	2018	2017
Total service revenues(1)	$8,189	$8,066	$7,757	$31,992	$30,160	1.5%	5.6%	6.1%
Total revenues(1)	11,445	10,839	10,759	43,310	40,604	5.6%	6.4%	6.7%
Net income(1)	640	795	2,707	2,888	4,536	(19.5)%	(76.4)%	(36.3)%
EPS(1)	0.75	0.93	3.11	3.36	5.20	(19.4)%	(75.9)%	(35.4)%
Adjusted EBITDA(1)(2)	2,970	3,239	2,711	12,398	11,213	(8.3)%	9.6%	10.6%
Cash purchases of property and equipment, including capitalized interest	1,184	1,362	921	5,541	5,237	(13.1)%	28.6%	5.8%
Net cash provided by operating activities(3)	954	914	865	3,899	3,831	4.4%	10.3%	1.8%
Free Cash Flow(3)	1,220	890	1,137	3,552	2,725	37.1%	7.3%	30.3%

(1)
On January 1, 2018, we adopted Accounting Standards Update (“ASU”) 2014-09, “Revenue from Contracts with Customers (Topic 606”) and the related amendments (collectively, the “new revenue standard”), using the modified retrospective method with the cumulative effect of initially applying the guidance recognized at the date of initial application. Comparative information has not been restated and continues to be reported under the standards in effect for those periods.

(2)
Adjusted EBITDA and Free Cash Flow are non-GAAP financial measures. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for these non-GAAP financial measures to the most directly comparable financial measures are provided in the Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures tables.

(3)
In Q1 2018, the adoption of the new cash flow accounting standard resulted in a reclassification of cash flows related to the deferred purchase price from securitization transactions from operating activities to investing activities. In addition, cash flows related to debt prepayment and extinguishment costs were reclassified from operating activities to financing activities. In Q1 2018, we redefined Free Cash Flow to reflect the above changes in classification and present cash flows on a consistent basis for investor transparency. The effects of this change are applied retrospectively and are provided in the Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures tables.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

The following discussion is for the three months and year ended December 31, 2018, compared to the same periods in 2017 unless otherwise stated.

•
Total service revenues increased 6% to a record-high $8.2 billion in Q4 2018 and 6% to a record-high of $32.0 billion in full-year 2018. These results represent our best quarterly and full-year performance ever and mark the 19th consecutive quarter of leading the industry in year-over-year service revenue percentage growth. Branded postpaid revenues grew 8.0% in Q4 2018, an increase from growth of 6.6% in Q3 2018.

•	Total revenues increased 6% to a record-high $11.4 billion in Q4 2018 and 7% to a record-high of $43.3 billion in full-year 2018, driven by growth in service revenues and equipment revenues.

•
Branded postpaid phone Average Revenue per User (ARPU) remained generally stable in Q4 2018 at $46.29, down 0.2%. For full-year 2018, branded postpaid phone ARPU remained generally stable at $46.40, down 1.2%. The slight decrease in both periods was primarily due to the growing success of new customer segments and rate plans such as T-Mobile ONE Unlimited 55+, T-Mobile ONE Military, T-Mobile for Business and T-Mobile Essentials, the impact of the ongoing growth in our Netflix offering, and a reduction in certain non-recurring charges.

•	Branded prepaid ARPU remained generally stable at $38.39 in Q4 2018 and $38.53 in full-year 2018, down 0.6% and 0.4%, respectively.

•
Net income decreased 76% to $640 million in Q4 2018 and 36% to $2.9 billion in full-year 2018 primarily due to the impact from the TCJA which resulted in an income tax benefit of $2.2 billion recognized in Q4 2017. Excluding the impact from the TCJA, net income would have increased by 21% in Q4 2018 and 22% in full-year 2018.

•	EPS decreased by $2.36 to $0.75 in Q4 2018 and by $1.84 to $3.36 in full-year 2018 primarily due to the impact of the TCJA, resulting in a benefit of $2.50 in Q4 2017 and $2.49 in full-year 2017.

•
Adjusted EBITDA increased 10% to $3.0 billion in Q4 2018 and 11% to $12.4 billion in full-year 2018, primarily due to higher operating income. Positive impacts to Adjusted EBITDA include $83 million in Q4 2018 and $398 million in full-year 2018 from the new revenue standard and $158 million in full-year 2018 from insurance reimbursements related to hurricanes, net of costs.

•
Cash purchases of property and equipment increased 29% to $1.2 billion in Q4 2018 and 6% to $5.5 billion in full-year 2018 including capitalized interest of $116 million and $362 million, respectively. These increases were primarily due to deployment of low band 600 MHz spectrum and laying the groundwork for 5G.

•
Net cash provided by operating activities increased 10% to $954 million in Q4 2018. The increase resulted from higher net non-cash adjustments to Net income, partially offset by lower Net income, both primarily related to impacts of the TCJA, and an increase in net cash outflows from working capital primarily due to a paydown of Accounts payable and accrued liabilities. Net cash provided by operating activities increased 2% to $3.9 billion in full-year 2018.

•
Free Cash Flow increased 7% to $1.2 billion in Q4 2018 from higher proceeds related to our deferred purchase price from securitization transactions and higher net cash provided by operating activities, partially offset by higher cash purchases of property and equipment. Free Cash Flow was $3.6 billion, up 30% in full-year 2018.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

Accelerating Customer Growth
T-Mobile continues to deliver strong customer growth, and Q4 2018 was no different. We once again led the industry in branded postpaid phone customer net additions and captured over 50% of industry growth.

	Quarter			Year Ended December 31,
(in thousands, except churn)	Q4 2018	Q3 2018	Q4 2017	2018	2017
Total net customer additions(1)	2,402	1,630	1,854	7,044	5,658
Branded postpaid net customer additions	1,358	1,079	1,072	4,459	3,620
Branded postpaid phone net customer additions(1)	1,020	774	891	3,097	2,817
Branded postpaid other customer additions	338	305	181	1,362	803
Branded prepaid net customer additions(1)	135	35	149	460	855
Total customers, end of period (1)	79,651	77,249	72,585	79,651	72,585
Branded postpaid phone churn	0.99%	1.02%	1.18%	1.01%	1.18%
Branded prepaid churn	3.99%	4.12%	4.00%	3.96%	4.04%

(1)
As a result of the acquisition of Iowa Wireless Services, LLC (IWS), we included an adjustment of 13,000 branded postpaid phone and 4,000 branded prepaid IWS customers in our reported subscriber base as of January 1, 2018. Additionally, as a result of the acquisition of Layer3 TV, we included an adjustment of 5,000 branded prepaid customers in our reported subscriber base as of January 22, 2018. Customer activity post acquisition was included in our net customer additions for the remainder of 2018.

•
Total net customer additions were a record 2.4 million in Q4 2018, bringing our total customer count to 79.7 million, and marking the 23rd straight quarter in which T-Mobile generated more than 1 million total net customer additions. For full-year 2018, total customer additions were 7.0 million, marking the fifth year in a row of more than 5 million total net additions.

•
Branded postpaid net customer additions were 1.4 million in Q4 2018, which was the best result in 17 quarters. For full-year 2018, branded postpaid net customer additions were 4.5 million, the best annual result in three years.

•
Branded postpaid phone net customer additions were 1.0 million in Q4 2018 and marked the 20th consecutive quarter in which T-Mobile led the industry in this category. Branded postpaid phone net customer additions were 3.1 million in full-year 2018. Increased branded postpaid phone net customer additions were due to lower churn and continued growth in existing and Greenfield markets including the growing success of new customer segments and rate plans such as T-Mobile ONE Unlimited 55+, T-Mobile ONE Military, T-Mobile for Business and T-Mobile Essentials.

•	Branded postpaid other net customer additions were 338,000 in Q4 2018 and 1.4 million for the full-year 2018 primarily due to higher gross customer additions from wearables and lower churn.

•
Branded postpaid phone churn was a Q4 record low of 0.99% in Q4 2018, down 19 basis points year-over-year and decreased 17 basis points to 1.01% in full-year 2018. These improvements were primarily due to increased customer satisfaction and loyalty from ongoing improvements to network quality, industry-leading customer service and the overall value of our offerings.

•
Branded prepaid net customer additions were 135,000 in Q4 2018 and 460,000 in full-year 2018, down primarily due to increased competitive activity, partially offset by lower migrations to branded postpaid plans. On October 8, 2018, MetroPCS was re-branded “Metro™ by T-Mobile” and launched new unlimited rate plans that include premium features such as Amazon Prime and Google One.

•	Branded prepaid churn was 3.99% in Q4 2018, flat year-over-year and down 8 basis points to 3.96% in full-year 2018.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

Building the First Real 5G Network While Improving 4G LTE
We continue to increase and expand the coverage and capacity of our network to better serve our customers. Our rapid deployment of 600 MHz provides customers with even better coverage and sets the stage for nationwide standards-based 5G. Highlights from Q4 2018 included:

•
5G update. T-Mobile is building out standards-based 5G across the US, including six of the Top 10 markets, including New York and Los Angeles, in 2018. This network will be ready for the introduction of the first standards-based 5G smartphones in 2019. We plan on the delivery of a nationwide standards-based 5G network next year.

•
Clearing and deploying 600 MHz spectrum. At the end of Q4 2018, T-Mobile owned a nationwide average of 31 MHz of 600 MHz low band spectrum. As of December 31, 2018, we had cleared approximately 135 million POPs and we expect to clear spectrum covering approximately 272 million POPs by year-end 2019. 600 MHz deployments continued at an accelerated pace with spectrum covering more than 2,700 cities and towns in 43 states and Puerto Rico across hundreds of thousands of square miles already lit up. Combining 600 MHz and 700 MHz, we have deployed low band spectrum to 301 million POPs. We now have 29 devices compatible with 600 MHz including the latest iPhone generation.

•
Expanding our coverage breadth. T-Mobile now covers more than 325 million people with 4G LTE, up from 322 million at the end of 2017. As promised, T-Mobile has achieved effective network population coverage parity with Verizon.

•
Operating America’s Fastest 4G LTE network. In Q4 2018, we were once again the nation’s fastest LTE network, realizing average 4G LTE download speeds of 33.4 Mbps, and average 4G LTE upload speeds of 12.1 Mbps. This was the 20th consecutive quarter that we have led the industry in both download and upload speeds based on analysis by Ookla® of Speedtest Intelligence® data.

Strong 2019 Outlook
We expect postpaid net customer additions between 2.6 and 3.6 million in 2019.
Net income is not available on a forward-looking basis.
Adjusted EBITDA, excluding the impact of the new lease standard, is expected to be between $12.7 and $13.2 billion in 2019. Our Adjusted EBITDA target includes leasing revenues of $0.6 to $0.7 billion.
Cash purchases of property and equipment, excluding capitalized interest of approximately $400 million, are expected to be between $5.4 and $5.7 billion and cash purchases of property and equipment, including capitalized interest, are expected to be between $5.8 and $6.1 billion in 2019. Cash purchases of property and equipment in 2019 include expenditures for 5G and 600 MHz deployment.
The three-year CAGR guidance (2016 - 2019) for net cash provided by operating activities is expected to be at 17% - 21%, up from prior guidance of 7% - 12%.
Three-year CAGR guidance (2016 - 2019) for Free Cash Flow is unchanged at 46% - 48%.
In 2019, including those arising from a potential change in a previously failed sale-leaseback transaction, we expect the following impacts from the adoption of the new lease standard, which are excluded from the guidance ranges provided above. See Note 1 in our Annual Report on Form 10-K filed on February 7, 2019 for more information:

▪	Other revenues - decrease of $230 - $250 million

▪	Operating expenses - decrease of $220 - $260 million

▪	Interest expense - decrease of $200 - $240 million

▪	Net income - increase of $140 - $180 million

▪	Adjusted EBITDA - decrease of $40 - $80 million

▪	Total Assets - increase of $9.1 - $10.0 billion

▪	Total Liabilities - increase of $7.0 - $7.5 billion

▪	Equity Adjustment - increase of $2.1 - $2.5 billion

▪	Net cash provided by operating activities - decrease of $20 - $40 million

▪	Net cash used in financing activities - decrease of $20 - $40 million

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

Financial Results
For more details on T-Mobile’s Q4 and full year 2018 financial results, including the Investor Factbook with detailed financial tables and reconciliations of certain historical non-GAAP measures disclosed in this release to the most comparable measures under GAAP, please visit T-Mobile US, Inc.’s Investor Relations website at http://investor.t-mobile.com.

T-Mobile Social Media
Investors and others should note that we announce material financial and operational information to our investors using our investor relations website, press releases, SEC filings and public conference calls and webcasts. We also intend to use the @TMobileIR Twitter account (https://twitter.com/TMobileIR) and the @JohnLegere Twitter (https://twitter.com/JohnLegere), Facebook and Periscope accounts, which Mr. Legere also uses as a means for personal communications and observations, as means of disclosing information about the Company and its services and for complying with its disclosure obligations under Regulation FD. The information we post through these social media channels may be deemed material. Accordingly, investors should monitor these social media channels in addition to following our press releases, SEC filings and public conference calls and webcasts. The social media channels that we intend to use as a means of disclosing the information described above may be updated from time to time as listed on our investor relations website.

About T-Mobile US, Inc.
As America’s Un-carrier, T-Mobile US, Inc. (NASDAQ: TMUS) is redefining the way consumers and businesses buy wireless services through leading product and service innovation. Our advanced nationwide 4G LTE network delivers outstanding wireless experiences to 79.7 million customers who are unwilling to compromise on quality and value. Based in Bellevue, Washington, T-Mobile US provides services through its subsidiaries and operates its flagship brands, T-Mobile and Metro by T-Mobile. For more information, please visit http://www.t-mobile.com or join the conversation on Twitter using $TMUS.

Q4 and Full-Year 2018 Earnings Call, Livestream and Webcast Access Information
Access via Phone (audio only):

Date:	February 7, 2019
Time:	8:30 a.m. (ET)
US/Canada:	866-575-6534
International:	+1 786-460-7205
Participant Passcode:	6928233

Please plan on accessing the earnings call ten minutes prior to the scheduled start time.

Access via Social Media:
The @TMobileIR Twitter account will live-tweet the earnings call.

Submit Questions via Text, Twitter, or Facebook:

Text:	Send a text message to 313131, enter the keyword TMUS followed by a space
Twitter:	Send a tweet to @TMobileIR or @JohnLegere using $TMUS
Facebook:	Post a comment to John Legere’s Facebook Earnings post

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

Access via Webcast:
The earnings call will be broadcast live via our Investor Relations website at http://investor.t-mobile.com. A replay of the earnings call will be available for two weeks starting shortly after the call concludes and can be accessed by dialing 888-203-1112 (toll free) or +1 719-457-0820 (international). The passcode required to listen to the replay is 6928233.

To automatically receive T-Mobile financial news by e-mail, please visit the T-Mobile Investor Relations website, http://investor.t-mobile.com, and subscribe to E-mail Alerts.

Forward-Looking Statements
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including information concerning T-Mobile US, Inc.’s future results of operations, are forward-looking statements. These forward-looking statements are generally identified by the words “anticipate,” “expect,” “believe,” “intend,” “may,” “could,” or similar expressions. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties and may cause actual results to differ materially from the forward-looking statements. Important factors that could affect future results and cause those results to differ materially from those expressed in the forward-looking statements include, among others, the following: the failure to obtain, or delays in obtaining, required regulatory approvals for the merger contemplated under the Business Combination Agreement with Sprint Corporation (“Sprint”), and related transactions (collectively, the “Transactions”) and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the Transactions, or the failure to satisfy any of the other conditions to the Transactions on a timely basis or at all; the occurrence of events that may give rise to a right of one or both of the parties to terminate the Business Combination Agreement with Sprint; adverse effects on the market price of our common stock or on our or Sprint’s operating results because of a failure to complete the Transactions in the anticipated timeframe or at all; inability to obtain the financing contemplated to be obtained in connection with the Transactions on the expected terms or timing or at all; the ability of us, Sprint and the combined company to make payments on debt or to repay existing or future indebtedness when due or to comply with the covenants contained therein; adverse changes in the ratings of our or Sprint’s debt securities or adverse conditions in the credit markets; negative effects of the announcement, pendency or consummation of the Transactions on the market price of our common stock and on our or Sprint’s operating results, including as a result of changes in key customer, supplier, employee or other business relationships; significant costs related to the Transactions, including financing costs, and unknown liabilities of Sprint or that may arise; failure to realize the expected benefits and synergies of the Transactions in the expected timeframes or at all; costs or difficulties related to the integration of Sprint’s network and operations into our network and operations; the risk of litigation or regulatory actions related to the Transactions; the inability of us, Sprint or the combined company to retain and hire key personnel; the risk that certain contractual restrictions contained in the Business Combination Agreement with Sprint during the pendency of the Transactions could adversely affect our or Sprint’s ability to pursue business opportunities or strategic transactions; adverse economic or political conditions in the U.S. and international markets; competition, industry consolidation, and changes in the market for wireless services, which could negatively affect our ability to attract and retain customers; the effects of any future merger, investment, or acquisition involving us, as well as the effects of mergers, investments, or acquisitions in the technology, media and telecommunications industry; challenges in implementing our business strategies or funding our operations, including payment for additional spectrum or network upgrades; the possibility that we may be unable to renew our spectrum licenses on attractive terms or acquire new spectrum licenses at reasonable costs and terms; difficulties in managing growth in wireless data services, including network quality; material changes in available technology and the effects of such changes, including product substitutions and deployment costs and performance; the timing, scope and financial impact of our deployment of advanced network and business technologies; the impact on our networks and business from major technology equipment failures; breaches of our and/or our third-party vendors’ networks, information technology and data security, resulting in unauthorized access to customer confidential information; natural disasters, terrorist attacks or similar incidents; unfavorable outcomes of existing or future litigation; any changes in the regulatory environments in which we operate, including any increase in restrictions on the ability to operate our networks and data privacy laws; any disruption or failure of our third parties’ or key suppliers’ provisioning of products or services; material adverse changes in labor matters, including labor campaigns, negotiations or additional organizing activity, and any resulting financial, operational and/or reputational impact; changes in accounting assumptions that regulatory agencies, including the Securities and Exchange Commission (“SEC”), may require, which could result in an impact on earnings; changes in tax laws, regulations and existing standards and the resolution of disputes with any taxing jurisdictions; the possibility that the reset process under our trademark license with Deutsche Telekom AG results in changes to the royalty rates for our trademarks; the possibility that we may be unable to adequately protect our intellectual property rights or be accused of infringing the intellectual property of others; our business, investor confidence in our financial results and stock price may be adversely affected if our internal controls are not effective; and interests of a majority stockholder may differ from the interests of other stockholders. You should not place undue reliance on these forward-looking statements. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Press Contact:	Investor Relations Contact:
Media Relations	Nils Paellmann
T-Mobile US, Inc.	T-Mobile US, Inc.
mediarelations@t-mobile.com	investor.relations@t-mobile.com
http://newsroom.t-mobile.com	http://investor.t-mobile.com

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures
(Unaudited)

This Press Release includes non-GAAP financial measures. The non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for the non-GAAP financial measures to the most directly comparable GAAP financial measures are provided below. T-Mobile is not able to forecast net income on a forward-looking basis without unreasonable efforts due to the high variability and difficulty in predicting certain items that affect GAAP net income including, but not limited to, income tax expense, stock-based compensation expense and interest expense. Adjusted EBITDA should not be used to predict net income as the difference between the two measures is variable.

Adjusted EBITDA is reconciled to net income as follows:

	Quarter								Year Ended December 31,
(in millions)	Q1 2017	Q2 2017	Q3 2017	Q4 2017	Q1 2018	Q2 2018	Q3 2018	Q4 2018	2017	2018
Net income	$698	$581	$550	$2,707	$671	$782	$795	$640	$4,536	$2,888
Adjustments:
Interest expense	339	265	253	254	251	196	194	194	1,111	835
Interest expense to affiliates	100	131	167	162	166	128	124	104	560	522
Interest income	(7)	(6)	(2)	(2)	(6)	(6)	(5)	(2)	(17)	(19)
Other (income) expense, net	(2)	92	(1)	(16)	(10)	64	(3)	3	73	54
Income tax expense (benefit)	(91)	353	356	(1,993)	210	286	335	198	(1,375)	1,029
Operating income	1,037	1,416	1,323	1,112	1,282	1,450	1,440	1,137	4,888	5,309
Depreciation and amortization	1,564	1,519	1,416	1,485	1,575	1,634	1,637	1,640	5,984	6,486
Stock-based compensation (1)	67	72	83	85	96	106	102	85	307	389
Cost associated with the Transactions	—	—	—	—	—	41	53	102	—	196
Other, net (2)	—	5	—	29	3	2	7	6	34	18
Adjusted EBITDA	$2,668	$3,012	$2,822	$2,711	$2,956	$3,233	$3,239	$2,970	$11,213	$12,398

(1)
Stock-based compensation includes payroll tax impacts and may not agree to stock-based compensation expense in the consolidated financial statements. Additionally, certain stock-based compensation expenses associated with the Transactions have been included in Cost associated with the Transactions.

(2)
Other, net may not agree to the Consolidated Statements of Comprehensive Income primarily due to certain non-routine operating activities, such as other special items that would not be expected to reoccur or are not reflective of T-Mobile’s ongoing operating performance, and are therefore excluded in Adjusted EBITDA.

Adjusted EBITDA - Earnings before Interest expense, net of Interest income, Income tax expense, depreciation and amortization expense, non-cash Stock-based compensation and certain expenses not reflective of T-Mobile’s ongoing operating performance. Adjusted EBITDA is a non-GAAP financial measure utilized by T-Mobile’s management to monitor the financial performance of our operations. T-Mobile uses Adjusted EBITDA internally as a measure to evaluate and compensate its personnel and management for their performance, and as a benchmark to evaluate T-Mobile’s operating performance in comparison to its competitors. Management believes analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate overall operating performance and facilitate comparisons with other wireless communications companies because it is indicative of T-Mobile’s ongoing operating performance and trends by excluding the impact of interest expense from financing, non-cash depreciation and amortization from capital investments, non-cash stock-based compensation, network decommissioning costs and costs related to the Transactions, as they are not indicative of T-Mobile’s ongoing operating performance, as well as certain other nonrecurring income and expenses. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for income from operations, net income or any other measure of financial performance reported in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (continued)
(Unaudited)

Net debt (excluding Tower obligations) to last twelve months Net income and Adjusted EBITDA ratios are calculated as follows:

(in millions, except net debt ratio)	Mar 31, 2017	Jun 30, 2017	Sep 30, 2017	Dec 31, 2017	Mar 31, 2018	Jun 30, 2018	Sep 30, 2018	Dec 31, 2018
Short-term debt	$7,542	$522	$558	$1,612	$3,320	$1,004	$783	$841
Short-term debt to affiliates	—	680	—	—	445	320	—	—
Long-term debt	13,105	13,206	13,163	12,121	12,127	12,065	11,993	12,124
Long-term debt to affiliates	9,600	14,086	14,586	14,586	14,586	14,581	14,581	14,582
Less: Cash and cash equivalents	(7,501)	(181)	(739)	(1,219)	(2,527)	(215)	(329)	(1,203)
Net debt (excluding Tower Obligations)	$22,746	$28,313	$27,568	$27,100	$27,951	$27,755	$27,028	$26,344
Divided by: Last twelve months Net income	$1,679	$2,035	$2,219	$4,536	$4,509	$4,710	$4,955	$2,888
Net Debt (excluding Tower Obligations) to last twelve months Net income	13.5	13.9	12.4	6.0	6.2	5.9	5.5	9.1
Divided by: Last twelve months Adjusted EBITDA	$10,493	$10,976	$11,109	$11,213	$11,501	$11,722	$12,139	$12,398
Net Debt (excluding Tower Obligations) to last twelve months Adjusted EBITDA Ratio	2.2	2.6	2.5	2.4	2.4	2.4	2.2	2.1
Net debt is defined as Short-term debt, short-term debt to affiliates, long-term debt (excluding tower obligations), and long-term debt to affiliates, less cash and cash equivalents.

Free Cash Flow(1) is calculated as follows:

	Quarter								Year Ended December 31,
(in millions)	Q1 2017	Q2 2017	Q3 2017	Q4 2017	Q1 2018	Q2 2018	Q3 2018	Q4 2018	2017	2018
Net cash provided by operating activities	$608	$1,106	$1,252	$865	$770	$1,261	$914	$954	$3,831	$3,899
Cash purchases of property and equipment	(1,528)	(1,347)	(1,441)	(921)	(1,366)	(1,629)	(1,362)	(1,184)	(5,237)	(5,541)
Proceeds related to beneficial interests in securitization transactions	1,134	882	1,110	1,193	1,295	1,323	1,338	1,450	4,319	5,406
Cash payments for debt prepayment or debt extinguishment costs	(29)	(159)	—	—	(31)	(181)	—	—	(188)	(212)
Free Cash Flow	$185	$482	$921	$1,137	$668	$774	$890	$1,220	$2,725	$3,552
Net cash (used in) provided by investing activities	$(416)	$(6,251)	$(345)	$267	$(462)	$(306)	$(42)	$231	$(6,745)	$(579)
Net cash provided by (used in) financing activities	$1,809	$(2,175)	$(349)	$(652)	$1,000	$(3,267)	$(758)	$(311)	$(1,367)	$(3,336)

(1)
In Q1 2018, the adoption of the new cash flow accounting standard resulted in a reclassification of cash flows related to the deferred purchase price from securitization transactions from operating activities to investing activities. In addition, cash flows related to debt prepayment and extinguishment costs were reclassified from operating activities to financing activities. In Q1 2018, we redefined Free Cash Flow to reflect the above changes in classification and present cash flows on a consistent basis for investor transparency. The effects of this change are applied retrospectively.

Free Cash Flow - Net cash provided by operating activities less cash purchases of property and equipment, including proceeds related to beneficial interests in securitization transactions and less cash payments for debt prepayment of debt extinguishment costs. Free Cash Flow is utilized by T-Mobile’s management, investors, and analysts to evaluate cash available to pay debt and provide further investment in the business.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (continued)
(Unaudited)

Free Cash Flow(1) three-year CAGR is calculated as follows:

	FY	FY
(in millions, except CAGR Range)	2016	2019 Guidance Range		CAGR Range
Net cash provided by operating activities	$2,779	$4,505	$4,955	17%	21%
Cash purchases of property and equipment	(4,702)	(5,800)	(6,100)	7%	9%
Proceeds related to beneficial interests in securitization transactions	3,356	5,795	5,795
Cash payments for debt prepayment or debt extinguishment costs	—	—	(50)
Free Cash Flow	$1,433	$4,500	$4,600	46%	48%

(1)
In Q1 2018, the adoption of the new cash flow accounting standard resulted in a reclassification of cash flows related to the deferred purchase price from securitization transactions from operating activities to investing activities. In addition, cash flows related to debt prepayment and extinguishment costs were reclassified from operating activities to financing activities. In Q1 2018, we redefined Free Cash Flow to reflect the above changes in classification and present cash flows on a consistent basis for investor transparency. The effects of this change are applied retrospectively.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (continued)
(Unaudited)

The following table reconciles the impact of certain nonrecurring items to selected financial statement line items:

(in millions)	Quarter								Year Ended December 31,
	Q1 2017	Q2 2017	Q3 2017	Q4 2017	Q1 2018	Q2 2018	Q3 2018	Q4 2018	2017	2018
Service revenues
Total service revenues	$7,329	$7,445	$7,629	$7,757	$7,806	$7,931	$8,066	$8,189	$30,160	$31,992
Revenue recognition	—	—	—	—	30	—	(44)	49	—	35
Hurricane costs	—	—	31	17	—	—	—	—	48	—
Service revenues, as adjusted	$7,329	$7,445	$7,660	$7,774	$7,836	$7,931	$8,022	$8,238	$30,208	$32,027
Equipment revenues
Equipment revenues	$2,043	$2,506	$2,118	$2,708	$2,353	$2,325	$2,391	$2,940	$9,375	$10,009
Revenue recognition	—	—	—	—	(77)	(96)	(105)	(115)	—	(393)
Hurricane costs	—	—	8	—	—	—	—	—	8	—
Equipment revenues, as adjusted	$2,043	$2,506	$2,126	$2,708	$2,276	$2,229	$2,286	$2,825	$9,383	$9,616
Cost of services
Cost of services	$1,408	$1,518	$1,594	$1,580	$1,589	$1,530	$1,586	$1,602	$6,100	$6,307
Revenue recognition	—	—	—	—	—	(26)	(24)	(24)	—	(74)
Hurricane reimbursements (costs)	—	—	(69)	(36)	(36)	70	54	(12)	(105)	76
Cost of services, as adjusted	$1,408	$1,518	$1,525	$1,544	$1,553	$1,574	$1,616	$1,566	$5,995	$6,309
Selling, general and administrative
Selling, general and administrative	$2,955	$2,915	$3,098	$3,291	$3,164	$3,185	$3,314	$3,498	$12,259	$13,161
Revenue recognition	—	—	—	—	48	7	6	35	—	96
Hurricane reimbursements (costs)	—	—	(36)	—	—	—	13	(1)	(36)	12
Cost associated with the Transactions	—	—	—	—	—	(41)	(53)	(102)	—	(196)
Selling, general and administrative, as adjusted	$2,955	$2,915	$3,062	$3,291	$3,212	$3,151	$3,280	$3,430	$12,223	$13,073
Net income
Net income	$698	$581	$550	$2,707	$671	$782	$795	$640	$4,536	$2,888
Revenue recognition	—	—	—	—	(71)	(62)	(101)	(61)	—	(295)
Hurricane costs (reimbursements)	—	—	90	40	23	(45)	(88)	11	130	(99)
Cost associated with the Transactions	—	—	—	—	—	39	53	88	—	180
Gains on disposal of spectrum licenses(1)	(23)	(1)	(18)	(124)	—	—	—	—	(174)	—
Effect of TCJA	—	—	—	(2,178)	—	—	—	—	(2,178)	—
Net income, as adjusted	$675	$580	$622	$445	$623	$714	$659	$678	$2,314	$2,674

(1)	Presented quarterly tax-effected Gains on disposal of spectrum licenses reflect previously as-filed amounts. The full-year 2017 amount is based off of enacted Q4 tax rates.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (continued)
(Unaudited)

The following table reconciles the impact of certain non-recurring items to Net income and Adjusted EBITDA:

	Quarter								Year Ended December 31,
(in millions)	Q1 2017	Q2 2017	Q3 2017	Q4 2017	Q1 2018	Q2 2018	Q3 2018	Q4 2018	2017	2018
Net income	$698	$581	$550	$2,707	$671	$782	$795	$640	$4,536	$2,888
Adjustments:
Interest expense	339	265	253	254	251	196	194	194	1,111	835
Interest expense to affiliates	100	131	167	162	166	128	124	104	560	522
Interest income	(7)	(6)	(2)	(2)	(6)	(6)	(5)	(2)	(17)	(19)
Other (income) expense, net	(2)	92	(1)	(16)	(10)	64	(3)	3	73	54
Income tax expense (benefit)	(91)	353	356	(1,993)	210	286	335	198	(1,375)	1,029
Operating income	1,037	1,416	1,323	1,112	1,282	1,450	1,440	1,137	4,888	5,309
Depreciation and amortization	1,564	1,519	1,416	1,485	1,575	1,634	1,637	1,640	5,984	6,486
Stock-based compensation (1)	67	72	83	85	96	106	102	85	307	389
Cost associated with the Transactions	—	—	—	—	—	41	53	102	—	196
Other, net (2)	—	5	—	29	3	2	7	6	34	18
Adjusted EBITDA	$2,668	$3,012	$2,822	$2,711	$2,956	$3,233	$3,239	$2,970	$11,213	$12,398
Non-recurring adjustments:
Revenue recognition	—	—	—	—	(95)	(84)	(136)	(83)	—	(398)
Hurricane costs (reimbursements)	—	—	148	53	36	(70)	(138)	14	201	(158)
Gains on disposal of spectrum licenses	(37)	(1)	(29)	(168)	—	—	—	—	(235)	—
Adjusted EBITDA, as adjusted	$2,631	$3,011	$2,941	$2,596	$2,897	$3,079	$2,965	$2,901	$11,179	$11,842

(1)
Stock-based compensation includes payroll tax impacts and may not agree to stock-based compensation expense in the consolidated financial statements. Additionally, certain stock-based compensation expenses associated with the Transactions have been included in Cost associated with the Transactions.

(2)
Other, net may not agree to the Consolidated Statements of Comprehensive Income primarily due to certain non-routine operating activities, such as other special items that would not be expected to reoccur or are not reflective of T-Mobile’s ongoing operating performance, and are therefore excluded in Adjusted EBITDA.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

T-Mobile US, Inc.
Reconciliation of Operating Measures to Service Revenues
(Unaudited)

The following tables illustrate the calculation of our operating measures ARPU and Average Billings Per User (ABPU) and reconcile these measures to the related service revenues:

(in millions, except average number of customers, ARPU and ABPU)	Quarter								Year Ended December 31,
	Q1 2017	Q2 2017	Q3 2017	Q4 2017	Q1 2018	Q2 2018	Q3 2018	Q4 2018	2017	2018
Calculation of Branded Postpaid Phone ARPU
Branded postpaid service revenues	$4,725	$4,820	$4,920	$4,983	$5,070	$5,164	$5,244	$5,384	$19,448	$20,862
Less: Branded postpaid other revenues	(225)	(255)	(294)	(303)	(259)	(272)	(289)	(297)	(1,077)	(1,117)
Branded postpaid phone service revenues	$4,500	$4,565	$4,626	$4,680	$4,811	$4,892	$4,955	$5,087	$18,371	$19,745
Divided by: Average number of branded postpaid phone customers (in thousands) and number of months in period	31,564	32,329	32,852	33,640	34,371	35,051	35,779	36,631	32,596	35,458
Branded postpaid phone ARPU (1)	$47.53	$47.07	$46.93	$46.38	$46.66	$46.52	$46.17	$46.29	$46.97	$46.40
Calculation of Branded Postpaid ABPU
Branded postpaid service revenues	$4,725	$4,820	$4,920	$4,983	$5,070	$5,164	$5,244	$5,384	$19,448	$20,862
EIP billings	1,402	1,402	1,481	1,581	1,698	1,585	1,601	1,664	5,866	6,548
Lease revenues	324	234	159	160	171	177	176	168	877	692
Total billings for branded postpaid customers	$6,451	$6,456	$6,560	$6,724	$6,939	$6,926	$7,021	$7,217	$26,191	$28,102
Divided by: Average number of branded postpaid customers (in thousands) and number of months in period	34,740	35,636	36,505	37,436	38,458	39,559	40,561	41,720	36,079	40,075
Branded postpaid ABPU	$61.89	$60.40	$59.89	$59.88	$60.14	$58.37	$57.69	$57.66	$60.49	$58.44
Calculation of Branded Prepaid ARPU
Branded prepaid service revenues	$2,299	$2,334	$2,376	$2,371	$2,402	$2,402	$2,395	$2,399	$9,380	$9,598
Divided by: Average number of branded prepaid customers (in thousands) and number of months in period	19,889	20,131	20,336	20,461	20,583	20,806	20,820	20,833	20,204	20,761
Branded prepaid ARPU	$38.53	$38.65	$38.93	$38.63	$38.90	$38.48	$38.34	$38.39	$38.69	$38.53

(1)	Branded postpaid phone ARPU includes the reclassification of 43,000 DIGITS average customers and related revenue to the “Branded postpaid other customers” category for the second quarter of 2017.

Average Revenue Per User (ARPU) - Average monthly service revenues earned from customers. Service revenues for the specified period divided by the average customers during the period, further divided by the number of months in the period.
Branded postpaid phone ARPU excludes branded postpaid other customers and related revenues.
Average Billings per User (ABPU) - Average monthly branded postpaid service revenues earned from customers plus monthly equipment installment plan (EIP) billings and lease revenues divided by the average branded postpaid customers during the period, further divided by the number of months in the period. T-Mobile believes branded postpaid ABPU is indicative of estimated cash collections, including device financing payments, from T-Mobile’s postpaid customers each month.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com